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                                                                     EXHIBIT 5.1



                                       August 9, 1999


Healtheon Corporation
4600 Patrick Henry Drive
Santa Clara, CA 95054

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 9, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 16,675,381 shares of Common Stock, par value $0.0001 (the "Shares"), reserved for issuance pursuant to the 1996 Stock Plan, ActaMed Corp. 1993 Class B Common Stock Option Plan, ActaMed Corp. 1994 Stock Option Plan, ActaMed Corp. 1996 Stock Option Plan, ActaMed Corp. 1997 Stock Option Plan and the 1998 Employee Stock Purchase Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON SONSINI GOODRICH & ROSATI